Exhibit 99.4

SPECIAL NOTE REGARDING FORWARD-LOOKING STATEMENTS

Discussions under the captions “Discussion of Results of Operations for the Quarter Ended September 30, 2015,” and “Risk Factors,” contain or may contain forward-looking statements that are based on the beliefs and assumptions of the management of Pacific Biosciences of California, Inc. (the “Company,” “we,” “us,” or “our,”) and on information currently available to our management. The statements contained in this Current Report on Form 8-K that are not purely historical are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), and include, but are not limited to, our statements regarding the sequencing advantages of SMRT® technology, the timeline for our potential development of products for Roche, future milestone achievement under the Roche Agreement, future payments from our landlord in return for our agreement to amend our current leases, the transition to and attributes of the Sequel System, market opportunities, strategic plans, expectations regarding the conversion of backlog to revenue, expectations regarding our collaboration agreements including expected revenue and related milestone payments, manufacturing plans, research and development plans, product development, competition, expectations regarding unrecognized income tax benefits, expectations regarding the impact of an increase in market rates on the value of our investment portfolio, the sufficiency of cash, cash equivalents and investments to fund projected operating requirements, and the effects of recent accounting pronouncements on our financial statements. Such statements may be signified by terms such as “anticipates,” “believes,” “could,” “estimates,” “expects,” “intends,” “may,” “plans,” “potential,” “predicts,” “projects,” “seeks,” “should,” “target,” “will,” “would” or similar expressions and the negatives of those terms. Forward-looking statements involve known and unknown risks, uncertainties and other factors that may cause our actual results, performance or achievements to be materially different from any future results, performance or achievements expressed or implied by the forward-looking statements. Factors that could cause or contribute to such differences include, but are not limited to, those discussed under the heading “Risk Factors” in this report and in other documents we file with the Securities and Exchange Commission (“SEC”). Given these risks and uncertainties, you should not place undue reliance on forward-looking statements. Also, forward-looking statements represent management’s beliefs and assumptions as of the date of this report. Except as required by law, we assume no obligation to update forward-looking statements publicly, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

DISCUSSION OF RESULTS OF OPERATIONS FOR THE QUARTER ENDED SEPTEMBER 30, 2015

Overview

We design, develop and manufacture the PacBio® RS II Sequencing System to help scientists resolve genetically complex problems. Based on our novel Single Molecule, Real-Time (SMRT®) technology, our products enable: de novo genome assembly to finish genomes in order to more fully identify, annotate and decipher genomic structures; full-length transcript analysis to improve annotations in reference genomes, characterize alternatively spliced isoforms and find novel genes; targeted sequencing to more comprehensively characterize genetic variations; and DNA base modification identification to help characterize epigenetic regulation and DNA damage. Our technology combines very high consensus accuracy and long read lengths with the ability to detect real-time kinetic information.

During September 2013, we entered into a Development, Commercialization and License Agreement (the “Roche Agreement”) with F. Hoffman-La Roche Ltd (“Roche”), pursuant to which we account for, and recognize as revenue, the $35.0 million up-front payment using the proportional performance method over the periods in which the delivery of elements pursuant to the agreement occurs. We recognize revenue using a straight-line convention over the service periods of the deliverables as this method approximates our performance of services pursuant to the contract. In addition to the above upfront payment, the Roche Agreement provides for additional payments totaling up to $40.0 million upon the achievement of certain milestones. During August 2014, we achieved the first such development milestone and we recorded the related $10.0 million as contractual revenue for the quarter ended September 30, 2014. During April 2015 we achieved the second development milestone and we recorded the related $10.0 million as contractual revenue for the quarter ended June 30, 2015. We expect to earn the remaining $20 million associated with the final milestone during the fourth quarter of 2015.

During September 2015 we announced that we have launched a new nucleic acid sequencing platform. The PacBio Sequel™ System provides higher throughput, more scalability, a reduced footprint and lower sequencing project costs compared to the PacBio RS II System, while maintaining the existing benefits of our SMRT Technology. The core of the Sequel System is the capacity of its redesigned SMRT Cells, which contain one million zero-mode waveguides (ZMWs) at launch, compared to 150,000 ZMWs in the PacBio RS II. The Sequel System has been developed as part of our collaboration with Roche to ultimately provide a nucleic acid sequencing system for use in human in vitro diagnostics. We expect to begin limited shipments of the Sequel System in the United States during the fourth quarter of 2015 and start scaling the manufacturing process for the Sequel Systems and the new SMRT Cells during early 2016. Shipments outside the U.S. are expected to commence thereafter.

We realized net income for the quarter ended September 30, 2015 of $1.8 million, primarily driven by a one-time gain on lease amendments of $23.0 million, compared to a net loss of $9.2 million for the third quarter of 2014. For the quarter ended September 30, 2015, we recognized a one-time gain on lease amendments of $23.0 million, which is recorded under the Operating Expenses of our condensed consolidated statements of operations and comprehensive income (loss) for the period. Please refer to “Gain on lease amendments” below for additional details.

Results of Operations

Comparison of the Three-month Periods Ended September 30, 2015 and 2014

	Three-Month Periods Ended September 30,		$ Change	% Change
(in thousands, except percentages)	2015	2014
	(unaudited)
Revenue:
Product revenue	$7,570	$6,762	$808	12%
Service and other revenue	2,751	2,165	586	27%
Contractual revenue	3,596	11,696	(8,100)	(69%)
Total revenue	13,917	20,623	(6,706)	(33%)
Cost of Revenue:
Cost of product revenue	5,119	5,608	(489)	(9%)
Cost of service and other revenue	2,247	1,853	394	21%
Total cost of revenue	7,366	7,461	(95)	(1%)
Gross profit	6,551	13,162	(6,611)	(50%)
Operating Expense:
Research and development	16,162	11,693	4,469	38%
Sales, general and administrative	10,818	9,882	936	9%
Gain on lease amendments	(23,043)	—	(23,043)
Total operating expense	3,937	21,575	(17,638)	(82%)
Operating income (loss)	2,614	(8,413)	11,027	131%
Interest expense	(741)	(716)	(25)	(3%)
Other expense, net	(52)	(34)	(18)	(53%)
Net income (loss)	$1,821	$(9,163)	$10,984	120%

Revenue

Total revenue for the three-month period ended September 30, 2015 was $13.9 million compared to $20.6 million for the same period during 2014.

Product revenue during the three-month period ended September 30, 2015 consisted of $2.2 million from sales of PacBio RS II instruments and $5.4 million from sales of consumables, compared to $3.5 million from sales of instruments and $3.3 million from sales of consumables for the same period during 2014. The decrease in instrument revenue reflects the fact that some of our instruments installed during the third quarter of 2015 were placed under operating leases. Revenue from these transactions is recognized over the term of the leases in service and other revenue. The increase in consumable sales is primarily attributable to a larger installed base and higher utilization of installed instruments by our customers. We expect product revenue to increase significantly in 2016 as compared to 2015, based on early interest in Sequel Systems and anticipated sales of Sequel Systems to Roche.

Service and other revenue of $2.8 million and $2.2 million for the three-month periods ended September 30, 2015 and 2014, respectively, was primarily derived from product maintenance agreements sold on our installed instruments. The increase in service and other revenue year over year was primarily attributable to a larger installed base of instruments.

Contractual revenue relates to the quarterly amortization of $3.6 million and $1.7 million for the three-month period ended September 30, 2015 and 2014, respectively, from the non-refundable up-front payment of $35.0 million we received during September 2013 pursuant to the Roche Agreement. The additional revenue of $1.9 million recognized for the three-month period ended September 30, 2015 reflects the revised amortization period based on increased certainty of the estimated development time period. Contractual revenue for the three-month period ended September 30, 2014 also included our earning of a $10.0 million milestone pursuant to the Roche Agreement. Although there can be no assurance, we expect to earn the remaining $20 million associated with the final development milestone during the fourth quarter of 2015, and as a result our net loss for the year ended December 31, 2015 is expected to be approximately half of the net loss for the year ended December 31, 2014.

Gross Profit

Gross profit for the third quarter of 2015 was $6.6 million, resulting in a gross margin of 47.1%, compared to gross profit of $13.2 million and a gross margin of 63.8% for the third quarter of 2014. The decrease in gross profit and margin was primarily driven by the $10.0 million Roche milestone payment recognized in the third quarter of 2014.

Cost of product revenue was $5.1 million for the three-month period ended September 30, 2015, compared to cost of product revenue of $5.6 million for the same period during 2014. Cost of service and other revenue for the three-month period ended September 30, 2015 remained essentially flat compared to the same period during 2014, as the cost of service per instrument decreased year over year.

For the fourth quarter of 2015, we expect to record a gross margin of approximately seventy percent, as we anticipate earning the $20 million associated with the final development milestone under the Roche Agreement.

Research and Development Expense

During the three-month period ended September 30, 2015, research and development expense increased by $4.5 million, or 38%, compared to the same period during 2014. The increase in research and development expense was primarily attributed to an increase of $2.6 million in product development costs related to the launch of the Sequel System, and an increase of $2.2 million in compensation related expenses resulting from increased headcount and higher stock-based compensation expense, partially offset by a decrease of $0.5 million in facility rent expenses resulting from lease amendments. Research and development expense included stock-based compensation expense of $1.2 million and $0.9 million during the three-month periods ended September 30, 2015 and 2014, respectively.

We anticipate the current level of quarterly research and development expenses to continue for the remainder of 2015.

Sales, General and Administrative Expense

During the three-month period ended September 30, 2015, selling, general and administrative expense increased by $0.9 million, or 9%, compared to the same period during 2014. The increase in sales, general and administrative expense was primarily attributed to an increase of $1.4 million for higher compensation-related expenses resulting from increased headcount and higher stock-based compensation expense, partially offset by a decrease of $0.4 million in facility rent expenses resulting from lease amendments. Sales, general and administrative expense included stock-based compensation expense of $1.7 million and $1.3 million during the three-month periods ended September 30, 2015 and 2014, respectively.

We expect sales, general and administrative expenses to increase sequentially in the fourth quarter of 2015 due to expenses associated with the achievement of the final development milestone under the Roche Agreement.

Gain on lease amendments

On July 23, 2015, we entered into a Lease Amendment Agreement (the “Lease Amendment Agreement”) with Peninsula Innovation Partners, LLC (the “Existing Landlord”), which amends the terms and conditions of certain of our existing Menlo Park facility real property leases. The Lease Amendment Agreement provides for, among other things, amendments of the term for certain of the existing leases, the termination of all renewal, expansion and extension rights contained in any of the existing leases with the Existing Landlord (including our options to extend the terms for certain of the existing leases for two consecutive five-year periods), as well as rent abatement for a specified period of time.  As consideration for our agreement to amend the existing leases pursuant to the Lease Amendment Agreement, and subject to the terms and conditions contained therein, we are eligible to receive up to four payments of $5.0 million each from the Existing Landlord over time (the “Landlord Payments”), and rent abatement for the remainder of the lease.  In the event that we breach any of the leases and fail to cure such breach within the time permitted, the Existing Landlord would have no obligation to make the last $5.0 million payment.

If we did not obtain or waive receipt of an architectural approval and a change of use permit with respect to our proposed new premises at 1315 O’Brien Drive, Menlo Park, California (collectively, the “Use CUPs”) by September 30, 2015, (i) the Existing Landlord would have had  no obligation to make the Landlord Payments, (ii) the amendments of the term for the existing leases would have been of no further force or effect, (iii) the period for our delivery of option notices with respect to extended terms in the applicable existing leases would have been extended until October 15, 2015, (iv) the rent abatement would have been terminated and repaid by us, and (v) certain related terms and conditions of the Lease Amendment Agreement would have been of no further force or effect.

On September 1, 2015 the permitting process related to the Use CUPs was completed and the related contingencies satisfied.  As a result, our rent payments were reduced to zero for the remaining term of our existing Menlo Park facility real property leases, the aggregate of $20.0 million Landlord Payments became receivable, any associated financing obligation was revalued, and the accrual relating to the previously abated rent was released. In connection with this, future rent expense associated with these leases was reduced to zero and we recorded $23.0 million in “Gain on lease amendments” in the condensed consolidated statements of operations and comprehensive income (loss) during the third quarter of 2015. Of the $20.0 million in Landlord Payments, the first $5.0 million Landlord Payment was received in September 2015, the $10.0 million was recorded as a short term receivable in “Prepaid and Other Current Assets” and the final $5.0 million in “Other Long-term Assets” as of September 30, 2015. We do not believe that there are any remaining performance obligations relating to the remaining Landlord Payments.  Due to the one-time gain on lease amendments, we recorded our first profitable quarter for our quarter ended September 30, 2015. We do not anticipate that we will otherwise achieve profitability in the near term.

Interest Expense

Interest expense for the three-month period ended September 30, 2015 remained flat compared to the same period during 2014. Interest expense related primarily to the debt facility entered into in February 2013.

Comparison of the Nine-month Periods Ended September 30, 2015 and 2014

	Nine-Month Periods Ended September 30,		$ Change	% Change
(in thousands, except percentages)	2015	2014
	(unaudited)
Revenue:
Product revenue	$27,703	$22,376	$5,327	24%
Service and other revenue	8,010	6,226	1,784	29%
Contractual revenue	20,788	15,088	5,700	38%
Total revenue	56,501	43,690	12,811	29%
Cost of Revenue:
Cost of product revenue	23,289	19,048	4,241	22%
Cost of service and other revenue	6,228	5,678	550	10%
Total cost of revenue	29,517	24,726	4,791	19%
Gross profit	26,984	18,964	8,020	42%
Operating Expense:
Research and development	45,688	35,899	9,789	27%
Sales, general and administrative	32,411	28,025	4,386	16%
Gain in lease amendments	(23,043)	—	(23,043)
Total operating expense	55,056	63,924	(8,868)	(14%)
Operating loss	(28,072)	(44,960)	16,888	38%
Interest expense	(2,153)	(2,103)	(50)	(2%)
Other expense, net	(62)	(122)	60	49%
Net loss	$(30,287)	$(47,185)	$16,898	36%

Revenue

Total revenue for the nine-month period ended September 30, 2015 was $56.5 million compared to $43.7 million for the same period during 2014.

Product revenue during the nine-month period ended September 30, 2015 consisted of $13.5 million from sales of PacBio RS II instruments and $14.2 million from sales of consumables, compared to $13.5 million from sales of instruments and $8.9 million from sales of consumables for the same period during 2014. The increase in consumable sales is primarily attributable to a larger installed instrument base and higher utilization of installed instruments by our customers.

Service and other revenue of $8.0 million and $6.2 million for the nine-month periods ended September 30, 2015 and 2014, respectively, was primarily derived from product maintenance agreements sold on our installed instruments. The increase in service and other revenue year over year was primarily attributable to a larger installed base of instruments.

Contractual revenue includes $10.8 million and $5.1 million for the nine-month periods ended September 30, 2015 and 2014, respectively, from the amortization of the non-refundable up-front payment of $35.0 million we received during September 2013 pursuant to the Roche Agreement. This reflects three quarters of amortization where the additional revenue of $5.7 million for the nine-month period ended September 30, 2015 reflects the increased certainty of the estimated development time period. We achieved the first development milestone under the Roche Agreement and we recorded the related $10.0 million as contractual revenue for the nine-month period ended September 30, 2014. We achieved the second development milestone under the Roche Agreement and we recorded the related $10.0 million as contractual revenue for the nine-month period ended September 30, 2015.

Gross Profit

Gross profit increased by $8.0 million to $27.0 million for the nine-month period ended September 30, 2015, resulting in a gross margin of 48.0%, compared to gross profit of $19.0 million and a gross margin of 43.4% for the nine-month period ended September 30, 2014. Both gross profit and gross margin in 2015 have increased over the same period in 2014 as a result of the growth of higher margin consumables revenue and the additional $5.7 million contractual revenue recognized in the third quarter of 2015.

Cost of product revenue increased to $23.3 million for the nine-month period ended September 30, 2015, compared to cost of product revenue of $19.0 million for the same period during 2014. Cost of service and other revenue for the nine-month period ended September 30, 2015 remained essentially flat compared to the same period during 2014, as the cost of service per instrument decreased year over year.

Research and Development Expense

During the nine-month period ended September 30, 2015, research and development expense increased by $9.8 million, or 27%, compared to the same period during 2014. The increase in research and development expense was primarily attributed to an increase of $5.4 million in product development costs related to the launch of the Sequel System, and an increase of $5.0 million in compensation related expenses resulting from increased headcount and higher stock-based compensation expense. Research and development expense included stock-based compensation expense of $3.7 million and $2.6 million during the nine-month periods ended September 30, 2015 and 2014, respectively.

Sales, General and Administrative Expense

During the nine-month period ended September 30, 2015, selling, general and administrative expense increased by $4.4 million, or 16%, compared to the same period during 2014. The increase in sales, general and administrative expense was primarily attributed to an increase of $3.8 million for higher compensation related expenses resulting from increased headcount and higher stock-based compensation expense. Sales, general and administrative expense included stock-based compensation expense of $5.2 million and $3.9 million during the nine-month periods ended September 30, 2015 and 2014, respectively.

Interest Expense

Interest expense for the nine-month period ended September 30, 2015 remained flat compared to the same period during 2014. Interest expense related primarily to the debt facility entered into in February 2013.

Liquidity and Capital Resources

Liquidity

Since our inception, we have financed our operations primarily through product sales, issuance of common stock and convertible preferred stock, including our current “at-the-market” offering program, in addition to our debt facility and payments from Roche pursuant to the terms of the Roche Agreement. Cash, cash equivalent and investments at September 30, 2015 totaled $58.9 million, compared to $101.3 million at December 31, 2014.

We believe that our existing cash, cash equivalents and investments will be sufficient to fund our projected operating requirements for at least 12 months; however, we plan to raise additional capital in the future. These expectations are based on our current operating and financing plans, which are subject to change. Factors that may affect our capital needs include, but are not limited to, slower than expected adoption of our products resulting in lower sales of our products and services; future acquisitions; our ability to maintain new collaboration and customer arrangements; the progress of our research and development programs; initiation or expansion of research programs and collaborations; the costs involved in preparing, filing, prosecuting, defending and enforcing intellectual property rights; the purchase of patent licenses; the costs associated with the transition to our new facilities in Menlo Park, California; and other factors.

To the extent we raise additional funds through the sale of equity or convertible debt securities, the issuance of such securities will result in dilution to our stockholders. There can be no assurance that such funds will be available on favorable terms, or at all. If adequate funds are not available, we may be required to curtail operations significantly or to obtain funds by entering into collaboration agreements on unattractive terms. Our inability to raise capital could have a material adverse effect on our business, financial condition and results of operations.

Operating Activities

Our primary uses of cash in operating activities are for the development of ongoing product enhancements and future product manufacturing and sale of our instruments and consumables, and support functions related to our selling, general and administrative activities. The net cash used for the nine-month periods ended September 30, 2015 and 2014 primarily reflects the net loss for those periods, partially offset by non-cash operating expenses including depreciation, stock-based compensation and also reflects changes in working capital.

We used $47.2 million of cash from operating activities for the nine-month period ended September 30, 2015, compared to cash usage of $36.1 million for the corresponding period in 2014. The cash used in operating activities for the nine-month period ended September 30, 2015 was due primarily to a net loss of $30.3 million adjusted for non-cash items such as stock-based compensation of $9.8 million, depreciation of $2.7 million, amortization of debt discount and financing costs of $0.7 million and the non-cash portion relating to the gain on lease amendments of $3.0 million. Additionally, changes in operating assets included a $15.0 million increase relating to the Landlord Payments associated with the Lease Amendment Agreement and an increase in inventory of $2.0 million. Changes in operating liabilities included a reduction in deferred revenue of $10.5 million. The cash used in operating activities for the nine-month period ended September 30, 2014 was due primarily to a net loss of $47.2 million, partially offset by a stock-based compensation of $6.9 million and depreciation and amortization of $3.9 million.

Investing Activities

Our investing activities consist primarily of capital expenditures and investment purchases and maturities. We received $31.0 million and $21.1 million of cash from investing activities for the nine-month periods ended September 30, 2015 and 2014, respectively.  The receipt of cash of $31.0 million from investing activities for the nine-month period ended September 30, 2015 was due primarily to net maturities and sales of investments of $33.2 million and net purchases of property and equipment of $2.1 million. The receipt of cash of $21.1 million from investing activities for the nine-month period ended September 30, 2014 was due primarily to net maturities of investments of $22.2 million, partially offset by purchases of property and equipment of $1.1 million.

Financing Activities

We received $6.9 million and $24.1 million of cash from financing activities during the nine-month periods ended September 30, 2015 and 2014, respectively. The receipt of cash of $6.9 million from financing activities during the nine-month period ended September 30, 2015 was due primarily to $5.5 million from the issuance of common stock through our equity compensation plans and net proceeds of $1.4 million from our common stock “at-the-market” offering program. The receipt of cash of $24.1 million from financing activities during the nine-month period ended September 30, 2014 was due primarily to net proceeds of $20.8 million from our common stock “at-the-market” offering and $3.3 million from the issuance of common stock through our equity compensation plans. As of September 30, 2015, $28.5 million of common stock remained available for future sales under our common stock “at-the-market” offering program; however, we are not obligated to make any sales under this program.

Capital Resources

In November 2014, we filed a shelf registration statement on Form S-3 with the SEC pursuant to which we may, from time to time, sell up to an aggregate of $150 million of our common stock, preferred stock, depositary shares, warrants, units or debt securities. On November 21, 2014, the registration statement was declared effective by the SEC, which will allow us to access the capital markets for the three-year period following the effective date.  As of September 30, 2015, $28.5 million of common stock remained available for future sales under our common stock “at-the-market” offering program; however, we are not obligated to make any sales under this program.

Debt Facility Agreement

Under the terms of our February 2013 debt agreement with Deerfield (the “Facility Agreement”), we received $20.5 million and we issued promissory notes in the aggregate principal amount of $20.5 million (the “Notes”). The Notes bear simple interest at a rate of 8.75% per annum, payable quarterly in arrears commencing on April 1, 2013 and on the first business day of each January, April, July and October thereafter, and the facility agreement has a maximum term of seven years. We received net proceeds of $20.0 million, representing $20.5 million of gross proceeds, less a $500,000 facility fee, before deducting other expenses of the transaction.

The Facility Agreement also contains various representations and warranties, and affirmative and negative covenants, customary for financings of this type, including restrictions on our ability to incur additional indebtedness or liens on our assets, except as permitted under the Facility Agreement. In addition, the Facility Agreement requires us to maintain consolidated cash and cash equivalents on the last day of each calendar quarter of not less than $2.0 million. As security for our repayment of our obligations under the Facility Agreement, we granted a security interest in substantially all of our property and interests in property.

Contractual Obligations

Lease Amendment Agreement

On July 23, 2015, we entered into a Lease Amendment Agreement (the “Lease Amendment Agreement”) with Peninsula Innovation Partners, LLC (the “Existing Landlord”), which amends the terms and conditions of certain of our existing Menlo Park facility real property leases. The Lease Amendment Agreement provides for, among other things, amendments of the term for certain of the existing leases, the termination of all renewal, expansion and extension rights contained in any of the existing leases with the Existing Landlord (including our options to extend the terms for certain of the existing leases for two consecutive five-year periods), as well as rent abatement for a specified period of time. As consideration for our agreement to amend the existing leases pursuant to the Lease Amendment Agreement, and subject to the terms and conditions contained therein, we are eligible to receive up to four payments of $5.0 million each from the Existing Landlord over time (the “Landlord Payments”), and rent abatement for the remainder of the lease. In the event that we breach any of the leases and fail to cure such breach within the time permitted, the Existing Landlord would have no obligation to make the last $5.0 million payment.

On September 1, 2015 the permitting process related to the Use CUPs was completed and the related contingencies satisfied. As a result, our rent payments were reduced to zero for the remaining term of our existing Menlo Park facility real property leases, the aggregate of $20.0 million Landlord Payments became receivable, any associated financing obligation was revalued, and the accrual relating to the previously abated rent was released. In connection with this, future rent expense associated with these leases was reduced to zero and we recorded $23.0 million in “Gain on lease amendments” in the condensed consolidated statements of operations and comprehensive income (loss) during the third quarter of 2015. Of the $20.0 million in Landlord Payments, the first $5.0 million Landlord Payment was received in September 2015, the $10.0 million was recorded as a short term receivable in “Prepaid and Other Current Assets” and the final $5.0 million in “Other Long-term Assets” as of September 30, 2015. We do not believe that there are any remaining performance obligations relating to the remaining Landlord Payments.

O’Brien Lease Agreement

On July 22, 2015, we entered into a new lease agreement (the “O’Brien Lease”) with respect to the O’Brien Premises. The term of the O’Brien Lease is one hundred thirty-two (132) months, commencing on the date that is the later of April 15, 2016 or the date on which the O’Brien Premises landlord has substantially completed certain shell improvements and tenant improvements.  Base monthly rent shall be abated for the first six (6) months of the lease term and thereafter will be $540,000 per month during the first year of the lease term, with specified annual increases thereafter until reaching $711,000 per month during the last twelve (12) months of the lease term. We are required to pay $2,340,000 in prepaid rent which will be applied to the monthly rent installments due for the first to fourth months, and the operating expenses for the first month, after the rent abatement period. We were also required to establish a deposit of $4.5 million in the form of a letter of credit in October 2015. The landlord is obligated to construct certain shell improvements at the landlord’s cost and expense and provide us with improvement allowances in the amount of $12.6 million.

Under the O’Brien Lease, we expect to pay approximately $80 million in rent and $24 million in operating expenses over the expected lease term.  In addition to the lease payments, we are also required to reimburse the landlord for certain improvement costs in excess of the tenant improvement allowances provided. These improvement costs, along with the costs associated with the anticipated move to the O’Brien Premises, are expected to be substantial in nature.

Risk Factors

You should consider carefully the risks and uncertainties described below, together with all of the other information in our public filings with the Securities and Exchange Commission, which could materially affect our business, financial condition, results of operations and prospects. The risks described below are not the only risks facing us. Risks and uncertainties not currently known to us or that we currently deem to be immaterial also may materially affect our business, financial condition, results of operations and prospects.

Risks Related to Our Business

We have limited experience as a commercial company.

Our first commercial product launched in 2011 and we have limited sales to date and as such, we have limited historical financial data upon which to base our projected revenue, planned operating expense or upon which to evaluate us and our commercial prospects. In September 2015, we announced a new nucleic acid sequencing platform, the SequelTM System.  We have not yet commenced deliveries of the Sequel System. Based on our limited experience in developing and marketing new products, we may not be able to effectively:

•	drive adoption of our current and future products, including the Sequel System;
•	attract and retain customers for our products;
•	provide appropriate levels of customer training and support for our products;
•	implement an effective marketing strategy to promote awareness of our products;
•	develop, manufacture and commercialize new products or achieve an acceptable return, on our research and development efforts and expenses;
•	comply with regulatory requirements applicable to our products;
•	anticipate and adapt to changes in our market;
•	maintain and develop strategic relationships with vendors and manufacturers to acquire necessary materials for the production of our existing or future products;
•	scale our manufacturing activities to meet potential demand at a reasonable cost;
•	avoid infringement and misappropriation of third-party intellectual property;
•	obtain licenses to third-party intellectual property on commercially reasonable terms;
•	obtain valid and enforceable patents that give us a competitive advantage;
•	protect our proprietary technology; and
•	attract, retain and motivate qualified personnel.

In addition, a high percentage of our expenses is and will continue to be fixed. Accordingly, if we do not generate revenue as and when anticipated, our losses may be greater than expected and our operating results will suffer.

We have incurred losses to date, and we expect to continue to incur significant losses as we develop our business and may never achieve profitability.

We have incurred net losses since inception and we cannot be certain if or when we will produce sufficient revenue from our operations to support our costs. We achieved profitability for the quarter ended September 30, 2015 largely as a result of a gain on lease amendments and, even if profitability is achieved in the future, we may not be able to sustain profitability on a consistent basis. We expect to continue to incur substantial losses and negative cash flow from operations for the foreseeable future.

If our products fail to achieve and sustain sufficient market acceptance, we will not generate expected revenue and our business may not succeed.

We cannot be sure that our current or future products will gain acceptance in the marketplace at levels sufficient to support our costs. Our success depends, in part, on our ability to expand the market for genetic analysis to include new applications that are not practicable with other current technologies. To accomplish this, we must successfully commercialize, and continue development of, our proprietary Single Molecule, Real-Time (SMRT) technology for use in a variety of life science and other applications. There can be no assurance that we will be successful in securing additional customers for our products. Furthermore, we cannot guarantee that our products will be satisfactory to potential customers in the markets we seek to reach. These markets are dynamic, and there can be no assurance that they will develop as quickly as we expect, that they will reach their full potential or that they will be receptive to our recently-announced Sequel Systems. As a result, we may be required to refocus our marketing efforts, and we may have to make changes to the specifications of our products to enhance our ability to enter particular markets more quickly. Even if we are able to implement our technology successfully, we and/or our sales and distribution partners may fail to achieve or sustain market acceptance of our current or future products by academic, government and clinical laboratories and pharmaceutical, diagnostic, biotechnology and agriculture companies, among others, across the full range of our intended life science and other applications. If the market for our products grows more slowly than anticipated, if we are unable to successfully scale the manufacturing of new products to meet demand, if competitors develop better or more cost-effective products or if we are unable to further grow our customer base, our current and future sales and revenue would be materially harmed and our business may not succeed.

If we are unable to successfully develop and timely manufacture Sequel Systems, including related consumables, our business may be adversely affected.

The commercial success of the Sequel System depends on a number of factors, including performance and reliability of the system, our anticipating and effectively addressing customer preferences and demands, the success of our sales and marketing efforts, effective forecasting and management of product demand, purchase commitments and inventory levels, effective management of manufacturing and supply costs, and the quality of or any defects in the Sequel System, including  related  consumables such as SMRT Cells and reagents.  Should we face delays in the manufacturing process of Sequel instruments or consumables then the timing and success of the rollout of the Sequel System may be significantly impacted, which may negatively impact our revenue and gross margin. The ability of our customers to successfully utilize the Sequel System will also depend on our ability to deliver high quality SMRT Cells and reagents. We have designed new SMRT Cells and other consumables for the Sequel System. We anticipate our yields on the manufacturing of the new SMRT Cells may initially be below our desired levels and we may also experience manufacturing delays, product defects, or SMRT Cell variability, any of which could negatively impact our ability to sell Sequel Systems or result in other adverse effects on our business, financial condition and results of operations.

The development of our products is complex and costly. Problems in the design or quality of our products may have an adverse effect on our brand, business, financial condition, and operating results. Unanticipated problems with our products could divert substantial resources, which may impair our ability to support our new and existing products, and could substantially increase our costs. If the rollout of the Sequel System is delayed or is not successful, we may not be able to achieve an acceptable return, if any, on our substantial research and development efforts, and our business may be adversely affected.

Our development and commercialization of our current and future products, including those related to our arrangement with Roche, may not result in the benefits we anticipate, and could have a material adverse effect on our business, financial condition and results of operations.

We entered into an agreement (the “Roche Agreement”) with F. Hoffman-La Roche Ltd. (“Roche”), pursuant to which we are developing and expect to manufacture products for certain clinical research uses and, ultimately, for use in human in vitro diagnostics, including sequencing systems and consumables based on our proprietary SMRT technology and our Sequel System.   We are engaged in substantial and complex research and development efforts, which, if successful, may result in the introduction of new products in the future. Our research and development efforts are complex and require us to incur substantial expenses. We may not be able to develop and commercialize new products or achieve an acceptable return, if any, on our research and development efforts and expenses. There can also be no assurance that we will be able to achieve additional milestone revenue from Roche, or develop and manufacture future products as provided by the terms of the Roche Agreement or that Roche will be able to commercialize and sell the products developed or supplied under the Roche agreement. We could also be involved in disputes with Roche, which could lead to delays in or termination of our development and manufacture of products under the Roche Agreement and result in time-consuming and expensive litigation or arbitration. In addition, any such dispute could diminish Roche’s commitment to us and reduce the resources they devote to commercializing the products developed or supplied under the Roche Agreement. If Roche terminates or breaches the Roche Agreement, or otherwise acquires, develops and/or commercializes alternative or competing products, the successful commercialization of our products for clinical use would be materially and adversely affected.

If we are not able to realize the benefits we anticipate from the development and commercialization of the Sequel System or our future products, including the expected benefits from the Roche Agreement, it could have a material adverse effect on our business, financial condition and results of operations. In addition, the introduction of the Sequel System and other future products may lead to our limiting or ceasing development of further enhancements to our existing products, as we focus our resources on the new products, and could result in reduced marketplace acceptance and loss of sales of our existing products, materially adversely affecting our revenue and operating results. The introduction of new products, such as the Sequel System, may also have a negative impact on our revenue in the near-term as customers or potential customers may delay or cancel orders of existing products in anticipation of new products and we may also be required to decrease prices for our existing products.  We could incur significant costs in completing the transition, including costs of inventory write-downs of RS II products as customers or potential customers transition to the new Sequel System.  If we do not successfully manage this product transition, our business, reputation and financial condition may be materially adversely harmed.

We rely on other companies for the manufacture of certain components and sub-assemblies and intend to outsource additional sub-assemblies in the future. We may not be able to successfully scale the manufacturing process necessary to build and test multiple products on a full commercial basis, which could materially harm our business.

Our products are complex and involve a large number of unique components, many of which require precision manufacturing. The nature of the products requires customized components that are currently available only from a limited number of sources, and in some cases, single sources. We have chosen to source certain critical components from a single source, including suppliers for our SMRT Cells, reagents and instruments. If we are required to purchase these components from an alternative source, it could take several months or longer to qualify the alternative sources. If we are unable to secure a sufficient supply of these product components on a timely basis, our operations and manufacturing will be adversely affected, we could be unable to meet customer demand and our business and results of operations may be adversely affected.

The operations of our third-party manufacturing partners and suppliers could be disrupted by conditions unrelated to our business or operations or that are beyond our control. If our manufacturing partners or suppliers are unable or fail to fulfill their obligations to us for any reason, we may not be able to manufacture our products and satisfy customer demand or our obligations under sales agreements in a timely manner, and our business could be harmed as a result. Our current manufacturing process is characterized by long lead times between the ordering and delivery of our products. If we have ordered insufficient components to manufacture our products on a timely basis to meet customer demand, our sales and our gross margin may be adversely affected and our business could be materially harmed.  If we are unable to reduce our manufacturing costs and establish and maintain reliable high volume manufacturing suppliers as we scale our operations, our business could be materially harmed.

We may be unable to consistently manufacture our instruments and consumable kits, including SMRT Cells, to the specifications required by our customers or in quantities necessary to meet demand at an acceptable cost.

In order to successfully derive revenue from our products, we need to supply our customers with products that meet their specifications, quality requirements and expectations. Our customers have previously experienced variability in the performance of our instruments and SMRT Cells and we will be manufacturing a new version of our SMRT Cells for the Sequel System. We anticipate our yields on the manufacturing of the new SMRT Cells may initially be below our desired levels and we may also experience manufacturing delays, product defects, or SMRT Cell variability. There is no assurance that we will be able to manufacture our products so that they consistently achieve the product specifications and quality that our customers expect, including those products and specifications that may be developed pursuant to the Roche Agreement. There is also no assurance that we will be able to increase manufacturing yields and decrease costs, or that we will be successful in forecasting customer demand or manufacturing and supply costs. Furthermore, we may not be able to increase manufacturing to meet anticipated demand. An inability to manufacture products and components that consistently meet specifications, in necessary quantities and at commercially acceptable costs, will have a negative material impact on our business, financial condition and results of operations.

Rapidly changing technology in life sciences and diagnostics could make the products we are developing obsolete unless we continue to develop and commercialize new and improved products and pursue new market opportunities.

Our industry is characterized by rapid and significant technological changes, frequent new product introductions and enhancements and evolving industry standards. Our future success will depend on our ability to continually improve our products, to develop and introduce new products that address the evolving needs of our customers on a timely and cost-effective basis and to pursue new market opportunities. These new market opportunities may be outside the scope of our proven expertise or in areas where the market demand is unproven, and new products and services developed by us may not gain market acceptance. Our inability to develop and introduce new products and to gain market acceptance of the Sequel System and other new products could harm our future operating results. Unanticipated difficulties or delays in replacing existing products with new products or in commercializing the Sequel System or other new or improved products in sufficient quantities to meet customer demand could diminish future demand for our products and harm our future operating results.

Increased market adoption of our products by customers may depend on the availability of sample preparation and informatics tools, some of which may be developed by third parties.

Our commercial success may depend in part upon the development of sample preparation and software and informatics tools by third parties for use with our products. We cannot guarantee that third parties will develop tools that our customers or potential customers will find useful with our products. A lack of additional available complementary sample preparation and informatics tools may impede the adoption of our products and may adversely impact our business.

We operate in a highly competitive industry and if we are not able to compete effectively, our business and operating results will likely be harmed.

Some of our current competitors, including Illumina, Inc. and Thermo Fisher Scientific Inc., as well as other potential competitors, have greater name recognition, more substantial intellectual property portfolios, longer operating histories, significantly greater financial, technical, research and/or other resources, more substantial experience in new product development, larger and more established manufacturing capabilities and marketing, sales and support functions, and/or more established distribution channels to deliver products to customers than we do. These competitors may be able to respond more quickly and effectively than we can to new or changing opportunities, technologies, standards or customer requirements. In light of these advantages, even if our technology is more effective than the products or service offerings of our competitors, current or potential customers might purchase competitive products and services instead of our products. Increased competition may result in pricing pressures, which could harm our sales, profitability or market share. Our failure to further enhance our existing products and to introduce new products to compete effectively could materially and adversely affect our business, financial condition or results of operations.

We may be unable to successfully increase sales of our products.

Our ability to achieve profitability depends on our ability to attract customers for our current and future products, and we may be unable to effectively market our products. To perform sales, marketing, distribution and customer support functions successfully, we face a number of risks, including:

•	our ability to attract, retain and manage the sales, marketing and service personnel necessary to expand market acceptance for our technologies;
•	the time and cost of maintaining and growing a specialized sales, marketing and service force for a particular application, which may be difficult to justify in light of the revenue generated; and
•	our sales, marketing and service force may be unable to execute successful commercial activities.

We have enlisted and may continue to enlist third parties to assist with sales, distribution and customer support. There is no guarantee that we will be successful in attracting desirable sales and distribution partners or that we will be able to enter into arrangements with such partners on terms favorable to us. If our sales and marketing efforts, or those of any of our third-party sales and distribution partners, are not successful, our technologies and products may not gain market acceptance, which could materially impact our business operations.

We intend to raise additional financing to fund our existing operations. Equity and debt securities we issue may have rights senior to common stockholders.

We intend to raise additional funds through public or private debt or equity financing. Additional funds may not be available on terms acceptable to us or at all, particularly in light of restrictions under our debt agreement. We have incurred and may further incur additional debt. Debt holders have rights senior to common stockholders to make claims on our assets and the terms of our existing debt agreement restrict certain activities, including our ability to pay dividends on our common stock.

Our indebtedness could adversely affect our financial condition and prevent us from fulfilling our obligations.

Our net losses since inception and our expectation of incurring substantial losses and negative cash flow for the foreseeable future, combined with our existing indebtedness, could:

•	make it more difficult for us to satisfy our obligations, including under the debt agreement;
•	increase our vulnerability to general adverse economic and industry conditions;

•	limit our ability to fund future working capital, capital expenditures, research and development and other business opportunities;
•	require us to dedicate a substantial portion of our cash flow from operations to service payments on our indebtedness;
•	increase the volatility of the price of our common stock;
•	limit our flexibility to react to changes in our business and the industry in which we operate;
•	place us at a competitive disadvantage to our competitors that have less or no indebtedness; and
•	limit, along with the financial and other restrictive covenants in our indebtedness, among other things, our ability to borrow additional funds.

Our existing debt contains covenants which may adversely impact our business and our failure to comply with such covenants could cause our outstanding indebtedness to become immediately payable.

Our existing debt contains various affirmative and negative covenants, including restrictions on our and our subsidiaries’ ability to incur additional indebtedness or liens on our assets.  These covenants impose significant operating and financial restrictions on us, including restrictions on our ability to take certain actions that may be in our best interests.

A breach of any of the covenants contained in our debt could result in an event of default. If an event of default exists, debt holders could elect to declare all amounts outstanding under the debt to be immediately due and payable.  If we are unable to repay our indebtedness when due and payable, debt holders could proceed against the collateral granted to them to secure such indebtedness. We have pledged substantially all of our property and interests in property, including our intellectual property, as collateral under our existing debt.  If the debt holders accelerate the repayment of our indebtedness, we may not have sufficient funds to make such repayment, which could have a material adverse effect on our liquidity and ability to conduct our business.

In addition, at the election of the holders representing a majority of the aggregate principal amount of the outstanding notes issued pursuant to our existing debt agreement, the holders may elect to receive 25% of the net proceeds from any financing that includes an equity component, including without limitation, the sale or issuance of our common stock, options, warrants or other securities convertible or exchangeable for shares of our common stock, as payment of the notes. This right is subject to certain exceptions set forth in our existing debt agreement, including that the right will not apply until we have issued 15.0 million shares of our common stock following the date of our existing debt agreement. To the extent we raise additional capital in the future through the sale of common stock under our “at the market” offering or through other financing activities, we may be obligated, at the election of the holders of the notes, to pay 25% of the net proceeds from any such financing activities as payment of the notes.

Our products are highly complex and have recurring support requirements.

In light of the highly complex technology involved in our products, there can be no assurance that we will be able to manufacture and commercialize our products on a timely basis or continue providing adequate support for our products. Our customers have in the past experienced reliability issues with our products. If our products have reliability or other quality issues or require unexpected levels of support in the future, the market acceptance and utilization of our products may not grow to levels sufficient to support our costs and our reputation and business could be harmed. We generally deliver our sequencing instruments with one year of service included in the purchase price and offer additional years of service for an additional fee. If our service and support costs increase, our business and operations may be adversely affected.

Our products could have unknown defects or errors, which may give rise to claims against us or divert application of our resources from other purposes.

Products using our SMRT technology are complex and may develop or contain undetected defects or errors. We cannot provide assurance that material performance problems will not arise. Despite testing, defects or errors may arise in our products, which could result in a failure to maintain or increase market acceptance of our products, diversion of development resources, injury to our reputation and increased warranty, service and maintenance costs. We generally ship our sequencing instruments with one year of service included in the purchase price with an option to purchase one or more additional years of service. We also provide a warranty for our consumables, which is generally limited to replacing, or at our option, giving credit for, any consumable with defects in material or workmanship. Defects or errors in our products may also discourage customers from purchasing our products. The costs incurred in correcting any defects or errors may be substantial and could adversely affect our operating margins. In addition, such defects or errors could lead to the filing of product liability claims against us or against third parties who we may have an obligation to indemnify against such claims, which could be costly and time-consuming to defend and result in substantial damages. Although we have product liability insurance, any product liability insurance that we have or procure in the future may not protect our business from the financial impact of a product liability claim. Moreover, we may not be able to obtain adequate insurance coverage on acceptable terms. Any insurance that we have or obtain will be subject to deductibles and coverage limits. A product liability claim could have a serious adverse effect on our business, financial condition and results of operations.

We depend on the continuing efforts of our senior management team and other key personnel. If we lose members of our senior management team or other key personnel or are unable to successfully retain, recruit and train qualified scientists, engineering and other personnel, our ability to develop our products could be harmed, and we may be unable to achieve our goals.

Our future success depends upon the continuing services of members of our senior management team and scientific and engineering personnel. In particular, our scientists and engineers are critical to our future technological and product innovations and we will need to hire additional qualified personnel. Our industry, particularly in the San Francisco Bay Area, is characterized by high demand and intense competition for talent, and the turnover rate can be high. We compete for qualified management and scientific personnel with other life science companies, academic institutions and research institutions, particularly those focusing on genomics. Our employees could leave our company with little or no prior notice and would be free to work for a competitor. If one or more of our senior executives or other key personnel were unable or unwilling to continue in their present positions, we may not be able to replace them easily or at all, and other senior management may be required to divert attention from other aspects of the business. In addition, we do not have “key person” life insurance policies covering any member of our management team or other key personnel. The loss of any of these individuals or any inability to attract or retain qualified personnel, including scientists, engineers and others, could prevent us from pursuing collaborations and adversely affect our product development and introductions, business growth prospects, results of operations and financial condition.

A significant portion of our potential sales depends on customers’ spending budgets that may be subject to significant and unexpected variation which could have a negative effect on the demand for our products.

Our instrument sales represent significant capital purchases for our customers. Potential customers for our current or future products include academic and government institutions, genome centers, medical research institutions, clinical laboratories, pharmaceutical, agricultural, biotechnology, diagnostic and chemical companies. Their spending budgets can have a significant effect on the demand for our products. Spending budgets are based on a wide variety of factors, including the allocation of available resources to make purchases, funding from government sources which is highly uncertain, the spending priorities among various types of research equipment and policies regarding capital expenditures during economically uncertain periods. Any decrease in capital spending or change in spending priorities of our customers and potential customers could significantly reduce the demand for our products. Any delay or reduction in purchases by potential customers or our inability to forecast fluctuations in demand could harm our future operating results.

We may not be able to convert our orders in backlog into revenue.

Our backlog represents product orders from our customers that we have confirmed and for which we have not yet recognized revenue. We may not receive revenue from these orders, especially due to the introduction of the Sequel System, and the order backlog we report may not be indicative of our future revenue.

Many events can cause an order to be delayed or not completed at all, some of which may be out of our control. If we delay fulfilling customer orders or if customers reconsider their orders due to the introduction of the Sequel System, those customers may seek to cancel or modify their orders with us. Customers may otherwise seek to cancel or delay their orders even if we are prepared to fulfill them. If our orders in backlog do not result in sales, our operating results may suffer.

Delivery of our products could be delayed or disrupted by factors beyond our control, and we could lose customers as a result.

We rely on third-party carriers for the timely delivery of our products. As a result, we are subject to carrier disruptions and increased costs that are beyond our control. Any failure to deliver products to our customers in a safe and timely manner may damage our reputation and brand and could cause us to lose customers. If our relationship with any of these third-party carriers is terminated or impaired or if any of these third parties are unable to deliver our products, the delivery and acceptance of our products by our customers may be delayed, which could harm our business and financial results. The failure to deliver our products in a safe and timely manner may harm our relationship with our customers, increase our costs and otherwise disrupt our operations.

We are, and may become, subject to governmental regulations that may impose burdens on our operations, and the markets for our products may be narrowed.

We are subject, both directly and indirectly, to the adverse impact of government regulation of our operations and markets. For example, export of our instruments may be subject to strict regulatory control in a number of jurisdictions. The failure to satisfy export control criteria or to obtain necessary clearances could delay or prevent shipment of products, which could adversely affect our revenue and profitability. Moreover, the life sciences industry, which is expected to be one of the primary markets for our technology, has historically been heavily regulated. There are, for example, laws in several jurisdictions restricting research in genetic engineering, which may narrow our markets. Given the evolving nature of this industry, legislative bodies or regulatory authorities may adopt additional regulations that may adversely affect our market opportunities. Additionally, if ethical and other concerns surrounding the use of genetic information, diagnostics or therapies become widespread, there may be less demand for our products. Our business is also directly affected by a wide variety of government regulations applicable to business enterprises generally and to companies operating in the life science industry in particular. Failure to comply with government regulations or obtain or maintain necessary permits and licenses could result in a variety of fines or other censures or an interruption in our business operations which may have a negative impact on our ability to generate revenue and could increase the cost of operating our business

Our products could in the future be subject to regulation by the U.S. Food and Drug Administration or other domestic and international regulatory agencies, which could increase our costs and delay our commercialization efforts, thereby materially and adversely affecting our business and results of operations.

Our products are not currently subject to U.S. Food and Drug Administration, or FDA, clearance or approval since they are not intended for use in the diagnosis or treatment of disease. However, in the future, certain of our products or related applications could be subject to FDA regulation, or the FDA’s regulatory jurisdiction could be expanded to include our products. Even where a product is exempted from FDA clearance or approval, the FDA may impose restrictions as to the types of customers to which we or our partners can market and sell our products. Such regulation and restrictions may materially and adversely affect our business, financial condition and results of operations.

Many countries have laws and regulations that could affect our products. The number and scope of these requirements are increasing. Unlike many of our competitors, this is an area where we do not have expertise. We, or our other third-party sales and distribution partners, may not be able to obtain regulatory approvals in such countries or may incur significant costs in obtaining or maintaining our foreign regulatory approvals. In addition, the export by us of certain of our products, which have not yet been cleared for domestic commercial distribution, may be subject to FDA or other export restrictions.

Doing business internationally creates operational and financial risks for our business.

Conducting and launching operations on an international scale requires close coordination of activities across multiple jurisdictions and time zones and consumes significant management resources. If we fail to coordinate and manage these activities effectively, our business, financial condition or results of operations could be adversely affected. International operations entail a variety of risks, including challenges in staffing and managing foreign operations, tariffs and other trade barriers, unexpected changes in legislative or regulatory requirements of foreign countries into which we sell our products, difficulties in obtaining export licenses or in overcoming other trade barriers and restrictions resulting in delivery delays and significant taxes or other burdens of complying with a variety of foreign laws. In conducting our international operations, we will be subject to U.S. laws relating to our international activities, as well as foreign laws relating to our activities in other countries. Failure to comply with these laws may subject us to financial and other penalties in the U.S. and foreign countries that could impact our operations or financial condition.

Changes in the value of the relevant currencies may affect the cost of certain items required in our operations. Changes in currency exchange rates may also affect the relative prices at which we are able sell products in the same market. Our revenue from international customers may be negatively impacted as increases in the U.S. dollar relative to our international customers’ local currencies could make our products more expensive, impacting our ability to compete. Our costs of materials from international suppliers may increase as the value of the U.S. dollar decreases relative to their local currency. Foreign policies and actions regarding currency valuation could result in actions by the United States and other countries to offset the effects of such fluctuations. Such actions may adversely impact our financial condition and results of operations.

If we fail to maintain proper and effective internal controls, our ability to produce accurate financial statements on a timely basis could be impaired, which would adversely affect our business and our stock price.

Ensuring that we have adequate internal financial and accounting controls and procedures in place to produce accurate financial statements on a timely basis is a costly and time-consuming effort that needs to be re-evaluated frequently. We may in the future discover areas of our internal financial and accounting controls and procedures that need improvement. Operating as a public company requires sufficient resources within the accounting and finance functions in order to produce timely financial information, ensure the level of segregation of duties, and maintain adequate internal control over financial reporting customary for a U.S. public company.

Our management is responsible for establishing and maintaining adequate internal control over financial reporting to provide reasonable assurance regarding the reliability of our financial reporting and the preparation of financial statements for external purposes in accordance with U.S. generally accepted accounting principles. Our management does not expect that our internal control over financial reporting will prevent or detect all errors and all fraud. A control system, no matter how well designed and operated, can provide only reasonable, not absolute, assurance that the control system’s objectives will be met. Because of the inherent limitations in all control systems, no evaluation of controls can provide absolute assurance that misstatements due to error or fraud will not occur or that all control issues and instances of fraud, if any, within our company will have been detected.

Pursuant to Section 404 of the Sarbanes-Oxley Act, we perform periodic evaluations of our internal control over financial reporting. While we have in the past performed this evaluation and concluded that our internal control over financial reporting was operating effectively, there can be no assurance that in the future material weaknesses or significant deficiencies will not exist or otherwise be discovered.  In addition, if we are unable to produce accurate financial statements on a timely basis, investors could lose confidence in the reliability of our financial statements, which could cause the market price of our common stock to decline and make it more difficult for us to finance our operations and growth.

Our ability to use net operating losses to offset future taxable income may be subject to substantial limitations.

Under Section 382 of the Internal Revenue Code, a corporation that undergoes an “ownership change” is subject to limitations on its ability to utilize its pre-change net operating losses, or NOLs, to offset future taxable income. We believe that we have had one or more ownership changes, as a result of which our existing NOLs are currently subject to limitation. Future changes in our stock ownership could result in additional ownership changes under Section 382. We may not be able to utilize a material portion of our NOLs, even if we attain profitability.

Our sales cycle is unpredictable and lengthy, which makes it difficult to forecast revenue and may increase the magnitude of quarterly fluctuations in our operating results.

The sales cycle for our sequencing instruments is lengthy because they are a major capital item and generally require the approval of our customers’ senior management. This may contribute to substantial fluctuations in our quarterly operating results, particularly during the periods in which our sales volume is low. Because of these fluctuations, it is likely that in some future quarters our operating results will fall below the expectations of securities analysts or investors. If that happens, the market price of our stock would likely decrease. Past fluctuations in our quarterly operating results have resulted in decreases in our stock price.  Such fluctuations also mean that investors may not be able to rely upon our operating results in any particular period as an indication of future performance.  Sales to existing customers and the establishment of a business relationship with other potential customers is a lengthy process, generally taking several months and sometimes longer. Following the establishment of the relationship, the negotiation of purchase terms can be time-consuming, and a potential customer may require an extended evaluation and testing period.  We cannot be sure what the sales cycle will be for the Sequel System.  In anticipation of product orders, we may incur substantial costs before the sales cycle is complete and before we receive any customer payments. As a result, in the event that a sale is not completed or is canceled or delayed, we may have incurred substantial expenses, making it more difficult for us to become profitable or otherwise negatively impacting our financial results. Furthermore, because of our lengthy sales cycle, the realization of revenue from our selling efforts may be substantially delayed, our ability to forecast our future revenue may be more limited and our revenue may fluctuate significantly from quarter to quarter.

Our operations involve the use of hazardous materials, and we must comply with environmental, health and safety laws, which can be expensive and may adversely affect our business, operating results and financial condition.

Our research and development and manufacturing activities involve the use of hazardous materials, including chemicals and biological materials, and some of our products include hazardous materials. Accordingly, we are subject to federal, state, local and foreign laws, regulations and permits relating to environmental, health and safety matters, including, among others, those governing the use, storage, handling, exposure to and disposal of hazardous materials and wastes, the health and safety of our employees, and the shipment, labeling, collection, recycling, treatment and disposal of products containing hazardous materials. Liability under environmental laws and regulations can be joint and several and without regard to fault or negligence. For example, under certain circumstances and under certain environmental laws, we could be held liable for costs relating to contamination at our or our predecessors’ past or present facilities and at third-party waste disposal sites. We could also be held liable for damages arising out of human exposure to hazardous materials. There can be no assurance that violations of environmental, health and safety laws will not occur as a result of human error, accident, equipment failure or other causes. The failure to comply with past, present or future laws could result in the imposition of substantial fines and penalties, remediation costs, property damage and personal injury claims, investigations, the suspension of production or product sales, loss of permits or a cessation of operations. Any of these events could harm our business, operating results and financial condition. We also expect that our operations will be affected by new environmental, health and safety laws and regulations on an ongoing basis, or more stringent enforcement of existing laws and regulations. New laws or changes to existing laws may result in additional costs and may increase penalties associated with violations or require us to change the content of our products or how we manufacture them, which could have a material adverse effect on our business, operating results and financial condition.

Our facilities in California are located near known earthquake faults, and the occurrence of an earthquake or other catastrophic disaster could cause damage to our facilities and equipment, which could require us to cease or curtail operations.

Our facilities in the San Francisco Bay Area are located near known earthquake fault zones and are vulnerable to damage from earthquakes. We are also vulnerable to damage from other types of disasters, including fire, floods, power loss, communications failures and similar events. If any disaster were to occur, our ability to operate our business at our facilities would be seriously, or potentially completely, impaired. In addition, the nature of our activities could cause significant delays in our research programs and commercial activities and make it difficult for us to recover from a disaster. The insurance we maintain may not be adequate to cover our losses resulting from disasters or other business interruptions. Accordingly, an earthquake or other disaster could materially and adversely harm our ability to conduct business.

Our ability to successfully manage our transition to our proposed new headquarters could result in a material adverse effect on our business or operations if we underestimate the costs of the transition, experience delays or quality issues with our manufacturing, or if internal measures to mitigate these risks are not effective.

We are in the process of transitioning to our proposed new headquarters in Menlo Park, California. The successful transition of our headquarters, including the transition of our manufacturing facilities, is largely dependent upon the cooperation and continued performance of both our current and future landlords, as well as third-party contractors who will prepare certain shell improvements and tenant improvements. During the transition period, we must establish procedures to ensure that our current and future manufacturing facilities meet our quality standards while maintaining a reasonable cost structure.  In addition, after our new manufacturing facilities have been qualified, it may take a considerable period of time to commence volume production.  We may need to devote significant expenses and resources in connection with the transition, and there is no assurance that we can manage the transition successfully. If the transition does not go as expected, in addition to other issues noted above, we could experience delayed shipments of products, unexpected cost overruns or quality issues, each of which could have a material adverse effect on our business, operating results and business reputation. In addition, in the event that we breach any of our current Menlo Park facility real property leases and fail to cure such breach within the time permitted, the landlord would have no obligation to make the final $5.0 million payment due to us under the leases, as amended, as consideration for our agreement to amend the leases.

Ethical, legal, privacy and social concerns surrounding the use of genetic information could reduce demand for our technology.

Our products may be used to provide genetic information about humans, agricultural crops and other living organisms. The information obtained from our products could be used in a variety of applications which may have underlying ethical, legal, privacy and social concerns, including the genetic engineering or modification of agricultural products or testing for genetic predisposition for certain medical conditions. Governmental authorities could, for safety, social or other purposes, call for limits on or regulation of the use of genetic testing. Such concerns or governmental restrictions could limit the use of our products, which could have a material adverse effect on our business, financial condition and results of operations.

Disruption of critical information technology systems or material breaches in the security of our systems could harm our business, customer relations and financial condition.

Information technology ("IT") helps us operate efficiently, interface with customers, maintain financial accuracy and efficiency and accurately produce our financial statements. IT systems are used extensively in virtually all aspects of our business, including sales forecast, order fulfillment and billing, customer service, logistics, and management of data from running samples on our products. Our success depends, in part, on the continued and uninterrupted performance of our IT systems. IT systems may be vulnerable to damage from a variety of sources, including telecommunications or network failures, power loss, natural disasters, human acts, computer viruses, computer denial-of-service attacks, unauthorized access to customer or employee data or company trade secrets, and other attempts to harm our systems. Certain of our systems are not redundant, and our disaster recovery planning is not sufficient for every eventuality. Despite any precautions we may take, such problems could result in, among other consequences, disruption of our operations, which could harm our reputation and financial results.

If we do not allocate and effectively manage the resources necessary to build and sustain the proper IT infrastructure, we could be subject to transaction errors, processing inefficiencies, the loss of customers, business disruptions or the loss of or damage to intellectual property through security breach. If our data management systems do not effectively collect, store, process and report relevant data for the operation of our business, whether due to equipment malfunction or constraints, software deficiencies or human error, our ability to effectively plan, forecast and execute our business plan and comply with applicable laws and regulations will be impaired, perhaps materially. Any such impairment could materially and adversely affect our reputation, financial condition, results of operations, cash flows and the timeliness with which we report our internal and external operating results.

Security breaches and other disruptions could compromise our information and expose us to liability, which would cause our business and reputation to suffer.

In the ordinary course of our business, we collect and store sensitive data, including intellectual property, our proprietary business information and that of our customers, suppliers and business partners, and personally identifiable information of our customers and employees, in our data centers and on our networks. The secure processing, maintenance and transmission of this information is critical to our operations. Despite our security measures, our IT infrastructure may be vulnerable to attacks by hackers or breached due to employee error, malfeasance, faulty password management or other disruptions. Third parties may attempt to fraudulently induce employees or other persons into disclosing user names, passwords or other sensitive information, which may in turn be used to access our IT systems. Any such breach could compromise our networks and the information stored there could be accessed, publicly disclosed, lost or stolen. Any such access, disclosure or other loss of information could result in legal claims or proceedings, liability under laws that protect the privacy of personal information, disruption of our operations and damage to our reputation, which could adversely affect our business, revenues and competitive position.

Regulations related to conflict minerals will cause us to incur additional expenses and could limit the supply and increase the costs of certain materials used in the manufacture of our products.

We are subject to requirements under the Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010, or the Dodd-Frank Act, that require us to conduct diligence, and report whether or not our products contain conflict minerals. The implementation of these requirements could adversely affect the sourcing, availability and pricing of the materials used in the manufacture of components used in our products. Furthermore, the complex nature of our products requires components and materials that may be available only from a limited number of sources and, in some cases, from only a single source. We have incurred, and will continue to incur, additional costs to comply with the disclosure requirements, including costs related to conducting diligence procedures to determine the sources of conflict minerals that may be used or necessary to the production of our products and, if applicable, potential changes to components, processes or sources of supply as a consequence of such verification activities. We may face reputational harm if we determine that certain of our instruments contain minerals not determined to be conflict free or if we are unable to alter our processes or sources of supply to avoid using such materials. Reputational harm could adversely affect our business, financial condition or results of operations.

Risks Related to Our Intellectual Property

Failure to secure patent or other intellectual property protection for our products and improvements to our products may reduce our ability to maintain any technological or competitive advantage over our competitors and potential competitors.

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Our ability to protect and enforce our intellectual property rights is uncertain and depends on complex legal and factual questions. Our ability to establish or maintain a technological or competitive advantage over our competitors may be diminished because of these uncertainties. For example:

•	we or our licensors might not have been the first to make the inventions covered by each of our pending patent applications or issued patents;
•	we or our licensors might not have been the first to file patent applications for these inventions;
•	it is possible that neither our pending patent applications nor the pending patent applications of our licensors will result in issued patents;
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our patents or the patents of our licensors may not be of sufficient scope to prevent others from practicing our technologies, developing competing products, designing around our patented technologies or independently developing similar or alternative technologies;

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our and our licensors’ patent applications or patents have been, are and may in the future be, subject to interference, opposition or similar administrative proceedings, which could result in those patent applications failing to issue as patents, those patents being held invalid or the scope of those patents being substantially reduced;

•	we or our partners may not adequately protect our trade secrets;
•	we may not develop additional proprietary technologies that are patentable; or

•	the patents of others may limit our freedom to operate and prevent us from commercializing our technology in accordance with our plans.

The occurrence of any of these events could impair our ability to operate without infringing upon the proprietary rights of others or prevent us from establishing or maintaining a competitive advantage over our competitors.

Variability in intellectual property laws may adversely affect our intellectual property position.

Intellectual property laws, and patent laws and regulations in particular, have been subject to significant variability either through administrative or legislative changes to such laws or regulations or changes or differences in judicial interpretation, and it is expected that such variability will continue to occur. Additionally, intellectual property laws and regulations differ among countries. Variations in the patent laws and regulations or in interpretations of patent laws and regulations in the United States and other countries may diminish the value of our intellectual property and may change the impact of third-party intellectual property on us. Accordingly, we cannot predict the scope of patents that may be granted to us, the extent to which we will be able to enforce our patents against third parties or the extent to which third parties may be able to enforce their patents against us.

Some of the intellectual property that is important to our business is owned by other companies or institutions and licensed to us, and changes to the rights we have licensed may adversely impact our business.

We license from third parties some of the intellectual property that is important to our business. If we fail to meet our obligations under these licenses, these third parties could terminate the licenses. If the third parties who license intellectual property to us fail to maintain the intellectual property that we have licensed, or lose rights to that intellectual property, the rights we have licensed may be reduced or eliminated, which could subject us to claims of intellectual property infringement. Termination of these licenses or reduction or elimination of our licensed rights may result in our having to negotiate new or reinstated licenses with less favorable terms, or could subject us to claims of intellectual property infringement in litigation or other administrative proceedings that could result in damage awards against us and injunctions that could prohibit us from selling our products. In addition, some of our licenses from third parties limit the field in which we can use the licensed technology. Therefore, in order for us to use such licensed technology in potential future applications that are outside the licensed field of use, we may be required to negotiate new licenses with our licensors or expand our rights under our existing licenses. We cannot assure you that we will be able to obtain such licenses or expanded rights on reasonable terms or at all. In addition, we have limited rights to participate in the prosecution and enforcement of the patents and patent applications that we have licensed. As a result, we cannot be certain that these patents and applications will be prosecuted and enforced in a manner consistent with the best interests of our business. Further, because of the rapid pace of technological change in our industry, we may need to rely on key technologies developed or licensed by third parties, and we may not be able to obtain licenses and technologies from these third parties at all or on reasonable terms. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.

The measures that we use to protect the security of our intellectual property and other proprietary rights may not be adequate, which could result in the loss of legal protection for, and thereby diminish the value of, such intellectual property and other rights.

In addition to patents, we also rely upon trademarks, trade secrets, copyrights and unfair competition laws, as well as license agreements and other contractual provisions, to protect our intellectual property and other proprietary rights. Despite these measures, any of our intellectual property rights could be challenged, invalidated, circumvented or misappropriated. In addition, we attempt to protect our intellectual property and proprietary information by requiring our employees and consultants to enter into confidentiality and assignment of inventions agreements, and by entering into confidentiality agreements with our third-party development, manufacturing, sales and distribution partners, who may also acquire, develop and/or commercialize alternative or competing products or provide services to our competitors. For example, Roche has certain access to our trade secrets and other proprietary information pursuant to the Roche Agreement, subject to the confidentiality provisions thereof; however, Roche has also developed and commercializes its 454 Life Sciences sequencing systems and is developing alternative and potentially competing sequencing products through its acquisition of Genia Technologies. There can be no assurance, however, that such measures will provide adequate protection for our intellectual property and proprietary information. These agreements may be breached, and we may not have adequate remedies for any such breach. In addition, our trade secrets and other proprietary information may be disclosed to others, or others may gain access to or disclose our trade secrets and other proprietary information. Enforcing a claim that a third party illegally obtained and is using our trade secrets is expensive and time consuming, and the outcome is unpredictable. Additionally, others may independently develop proprietary information and techniques that are substantially equivalent to ours. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.

Our intellectual property may be subject to challenges in the United States or foreign jurisdictions that could adversely affect our intellectual property position.

Our pending, issued and granted U.S. and foreign patents and patent applications have been, are and may in the future be, subject to challenges by third parties asserting prior invention by others or invalidity on various grounds, through proceedings, such as interferences, reexamination or opposition proceedings. Addressing these challenges to our intellectual property has previously been, and any future challenges can be, costly and distract management’s attention and resources. For example, we previously incurred significant legal expenses to litigate and settle a complaint seeking review of a patent interference decision of the U.S. Patent and Trademark Office. Additionally, as a result of these challenges, our patents or pending patent applications may be determined to be unpatentable to us, invalidated or unenforceable in whole or in part. Accordingly, adverse rulings from the relevant patent offices in these proceedings may negatively impact the scope of our intellectual property protection for our products and technology and may adversely affect our business.

Some of our technology is subject to “march-in” rights by the U.S. government.

Some of our patented technology was developed with U.S. federal government funding. When new technologies are developed with U.S. government funding, the government obtains certain rights in any resulting patents, including a nonexclusive license authorizing the government to use the invention for non-commercial purposes. These rights may permit the government to disclose our confidential information to third parties and to exercise “march-in” rights to use or allow third parties to use our patented technology. The government can exercise its march-in rights if it determines that action is necessary because we fail to achieve practical application of the U.S. government-funded technology, because action is necessary to alleviate health or safety needs, to meet requirements of federal regulations, or to give preference to U.S. industry. In addition, U.S. government-funded inventions must be reported to the government and U.S. government funding must be disclosed in any resulting patent applications. In addition, our rights in such inventions are subject to government license rights and foreign manufacturing restrictions.

We may become involved in legal proceedings to enforce our intellectual property rights.

Our intellectual property rights involve complex factual, scientific and legal questions. We operate in an industry characterized by significant intellectual property litigation. Even though we may believe that we have a valid patent on a particular technology, other companies may have from time to time taken, and may in the future take, actions that we believe violate our patent rights. Legal actions to enforce these patent rights can be expensive and may involve the diversion of significant management time and resources. Our enforcement actions may not be successful, could give rise to legal claims against us and could result in some of our intellectual property rights being determined to be invalid or not enforceable.

We could in the future be subject to legal proceedings with third parties who may claim that our products infringe or misappropriate their intellectual property rights.

Our products are based on complex, rapidly developing technologies. We may not be aware of issued or previously filed patent applications belonging to third parties that mature into issued patents that cover some aspect of our products or their use. In addition, because patent litigation is complex and the outcome inherently uncertain, our belief that our products do not infringe third-party patents of which we are aware or that such third-party patents are invalid and unenforceable may be determined to be incorrect. As a result, third parties have claimed, and may in the future claim, that we infringe their patent rights and have filed, and may in the future file, lawsuits or engage in other proceedings against us to enforce their patent rights. In addition, as we enter new markets, our competitors and other third parties may claim that our products infringe their intellectual property rights as part of a business strategy to impede our successful entry into those markets. Patent litigation between competitors in our industry is common. Additionally, we have certain obligations to many of our customers to indemnify and defend them against claims by third parties that our products or their use infringe any intellectual property of these third parties. In defending ourselves against any of these claims, we have in the past incurred, and could in the future incur, substantial costs, and the attention of our management and technical personnel could be diverted. For example, we previously incurred significant legal expenses to litigate and settle a complaint alleging patent infringement. Even if we have an agreement to indemnify us against such costs, the indemnifying party may be unable to uphold its contractual obligations. To avoid or settle legal claims, it may be necessary or desirable in the future to obtain licenses relating to one or more products or relating to current or future technologies, which could negatively affect our gross margins. We may not be able to obtain these licenses on commercially reasonable terms, or at all. We may be unable to modify our products so that they do not infringe the intellectual property rights of third parties. In some situations the results of litigation or settlement of claims may require that we cease allegedly infringing activities which could prevent us from selling some or all of our products. The occurrence of these events may have a material adverse effect on our business, financial condition or results of operations.

In addition, in the course of our business we may from time to time have access or be alleged to have access to confidential or proprietary information of others, which though not patented, may be protected as trade secrets. Others could bring claims against us asserting that we improperly used their confidential or proprietary information, or misappropriated their technologies and incorporated those technologies into our products. A determination that we illegally used the confidential or proprietary information or misappropriated technologies of others in our products could result in our having to pay substantial damage awards or be prevented from selling some or all of our products, which could adversely affect our business.

We have not yet registered some of our trademarks in all of our potential markets, and failure to secure those registrations could adversely affect our business.

Some of our trademark applications may not be allowed for registration, and our registered trademarks may not be maintained or enforced. In addition, in the U.S. Patent and Trademark Office and in comparable agencies in many foreign jurisdictions, third parties are given an opportunity to oppose pending trademark applications and to seek to cancel registered trademarks. Opposition or cancellation proceedings may be filed against our trademarks, and our trademarks may not survive such proceedings.

Our use of “open source” software could adversely affect our ability to sell our products and subject us to possible litigation.

A portion of our products or technologies developed and/or distributed by us incorporate “open source” software, and we may incorporate open source software into other products or technologies in the future. Some open source software licenses require that we disclose the source code for any modifications to such open source software that we make and distribute to one or more third parties, and that we license the source code for such modifications to third parties, including our competitors, at no cost. We monitor the use of open source software in our products to avoid uses in a manner that would require us to disclose or grant licenses under our source code that we wish to maintain as proprietary, however there can be no assurance that such efforts have been or will be successful. In some circumstances, distribution of our software that includes or is linked with open source software could require that we disclose and license some or all of our proprietary source code in that software, which could include permitting the use of such software and source code at no cost to the user. Open source license terms are often ambiguous, and there is little legal precedent governing the interpretation of these licenses. Successful claims made by the licensors of open source software that we have violated the terms of these licenses could result in unanticipated obligations including being subject to significant damages, being enjoined from distributing products that incorporate open source software, and being required to make available our proprietary source code pursuant to an open source license, which could substantially help our competitors develop products that are similar to or better than ours and otherwise adversely affect our business.

Risks Related to Owning Our Common Stock

The price of our common stock has been, is, and may continue to be, highly volatile, and you may be unable to sell your shares at or above the price you paid to acquire them.

The market price of our common stock is highly volatile, and we expect it to continue to be volatile for the foreseeable future in response to many risk factors listed in this section, and others beyond our control, including:

•	actual or anticipated fluctuations in our financial condition and operating results;
•	announcements of technological innovations by us or our competitors;
•	announcements by our customers, partners or suppliers relating directly or indirectly to our products, services or technologies;
•	overall conditions in our industry and market;
•	addition or loss of significant customers;
•	changes in laws or regulations applicable to our products;
•	actual or anticipated changes in our growth rate relative to our competitors;
•	announcements by us or our competitors of significant acquisitions, strategic partnerships, joint ventures, capital commitments or achievement of significant milestones;
•	additions or departures of key personnel;
•	competition from existing products or new products that may emerge;
•	issuance of new or updated research or reports by securities analysts;
•	fluctuations in the valuation of companies perceived by investors to be comparable to us;
•	disputes or other developments related to proprietary rights, including patents, litigation matters and our ability to obtain intellectual property protection for our technologies;
•	announcement or expectation of additional financing efforts;
•	sales of our common stock by us or our stockholders;

•	stock price and volume fluctuations attributable to inconsistent trading volume levels of our shares;
•	reports, guidance and ratings issued by securities or industry analysts; and
•	general economic and market conditions.

If any of the forgoing occurs, it would cause our stock price or trading volume to decline. Stock markets in general and the market for companies in our industry in particular have experienced price and volume fluctuations that have affected and continue to affect the market prices of equity securities of many companies. These fluctuations often have been unrelated or disproportionate to the operating performance of those companies. These broad market and industry fluctuations, as well as general economic, political and market conditions such as recessions, interest rate changes or international currency fluctuations, may negatively impact the market price of our common stock. You may not realize any return on your investment in us and may lose some or all of your investment. In the past, companies that have experienced volatility in the market price of their stock have been subject to securities class action litigation. We have been a party to this type of litigation in the recent past and may be the target of this type of litigation again in the future. Securities litigation against us could result in substantial costs and divert our management’s attention from other business concerns, which could seriously harm our business.

Future sales of our common stock could cause our stock price to fall.

We maintain a shelf registration statement on Form S-3 with the SEC pursuant to which we may, from time to time, sell up to an aggregate of $150 million of our common stock, preferred stock, depositary shares, warrants, units or debt securities. We have established, and may in the future establish, “at-the-market” offerings pursuant to which we may offer and sell shares of our common stock.  Sales of securities under the registration statement have resulted and will continue to result in dilution of our stockholders, and such sales could cause our stock price to fall.

In addition, the holders of a significant number of shares of our common stock are entitled to rights with respect to registration of such shares under the Securities Act pursuant to an investor rights agreement between such holders and us. If such holders, by exercising their registration rights, sell a large number of shares, they could adversely affect the market price for our common stock. If we file a registration statement for the purpose of selling additional shares to raise capital and are required to include shares held by these holders pursuant to the exercise of their registration rights, our ability to raise capital may be impaired. Such holders have waived their registration rights with respect to the sale of shares of our common stock pursuant to the registration statements on Form S-3.

Concentration of ownership by our principal stockholders may result in control by such stockholders of the composition of our board of directors.

Our existing significant stockholders, executive officers, directors and their affiliates beneficially own a significant number of our outstanding shares of common stock. As a result, these stockholders will be able to exercise a significant level of control over all matters requiring stockholder approval, including the election of directors. This control could have the effect of delaying or preventing a change of control of our company or changes in management and will make the approval of certain transactions difficult or impossible without the support of these stockholders.

Anti-takeover provisions in our charter documents and under Delaware law could make an acquisition of us, which may be beneficial to our stockholders, more difficult and may prevent attempts by our stockholders to replace or remove our current management and limit the market price of our common stock.

Provisions in our certificate of incorporation and bylaws, as amended and restated, may have the effect of delaying or preventing a change of control or changes in our management. Our amended and restated certificate of incorporation and bylaws include provisions that:

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authorize our board of directors to issue, without further action by the stockholders, up to 50,000,000 shares of undesignated preferred stock and up to approximately 1,000,000,000 shares of authorized but unissued shares of common stock;

•	require that any action to be taken by our stockholders be effected at a duly called annual or special meeting and not by written consent;
•	specify that special meetings of our stockholders can be called only by our board of directors, the Chairman of the Board, the Chief Executive Officer or the President;
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establish an advance notice procedure for stockholder approvals to be brought before an annual meeting of our stockholders, including proposed nominations of persons for election to our board of directors;

•	establish that our board of directors is divided into three classes, Class I, Class II and Class III, with each class serving staggered terms;
•	provide that our directors may be removed only for cause; and

•	provide that vacancies on our board of directors may be filled only by a majority of directors then in office, even though less than a quorum.

These provisions may frustrate or prevent any attempts by our stockholders to replace or remove our current management by making it more difficult for stockholders to replace members of our board of directors, which is responsible for appointing the members of our management. In addition, because we are incorporated in Delaware, we are governed by the provisions of Section 203 of the Delaware General Corporation Law, which limits the ability of stockholders owning in excess of 15% of our outstanding voting stock to merge or combine with us.

Our development agreement with Roche may deter or reduce the number of potential acquirers thus reducing or placing negative pressure on our stock price.

The Roche Agreement could make an acquisition of our company, which may be beneficial to our stockholders, less likely, whether or not we realize the expected benefits from the Roche Agreement. For example, the exclusive rights and licenses granted to Roche pursuant to the Roche Agreement, or our development, manufacturing and supply obligations pursuant to the Roche Agreement, may make an acquisition of our company less appealing to third parties that compete with Roche.

Our large number of authorized but unissued shares of common stock may potentially dilute your stockholdings.

We have a significant number of authorized but unissued shares of common stock. Our board of directors may issue shares of common stock from this authorized but unissued pool from time to time without stockholder approval, resulting in the dilution of our existing stockholders.

We do not intend to pay dividends for the foreseeable future.

We have never declared or paid any cash dividends on our common stock and do not intend to pay any cash dividends in the foreseeable future.  In addition, the terms of our existing debt agreement restrict our ability to pay dividends on our common stock.  We anticipate that we will retain all of our future earnings for use in the operation of our business and for general corporate purposes. Any determination to pay dividends in the future will be at the discretion of our board of directors. Accordingly, investors must rely on sales of their common stock after price appreciation, which may never occur, as the only way to realize any future gains on their investments.